Exhibit 99.1

ACTION BY WRITTEN CONSENT OF
THE MAJORITY STOCKHOLDERS
OF ELVICTOR GROUP, INC.

Pursuant to Nevada Revised Statutes (“NRS”) 78.320, the undersigned stockholders of Elvictor Group, Inc. (the “Corporation”), holding a majority of the outstanding securities entitled to vote thereon (the “Majority Consenting Stockholders”), hereby consent in writing to the adoption of the following actions, without a meeting.

WHEREAS, the Board of Directors of the Corporation has approved a reverse stock split (the “Reverse Stock Split”) of the Corporation’s common stock, par value $0.0001 (the “Common Stock”) held for all holders as of the close of business on February 24, 2026, or such other date as practicable (the “Record Date”) at a ratio of one-for-five hundred (1-for-500) (the “Reverse Stock Split Ratio”) and has recommended that the stockholders approve such action;

WHEREAS, the Reverse Stock Split requires the filing of a Certificate of Change, pursuant to NRS 78.209, with the Nevada Secretary of State (the “Certificate of Change”) to effect the Reverse Stock Split in the form set forth on Exhibit A hereto;

WHEREAS, the Reverse Stock Split requires processing by the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, as of the date hereof, the Corporation has 414,448,757 shares of Common Stock issued and outstanding, and immediately following the Reverse Stock Split, the Corporation will have approximately 828,898 shares of Common Stock issued and outstanding (with no change to the number of authorized shares of Common Stock);

WHEREAS, the Majority Consenting Stockholders own of record an aggregate of 90.30% of the outstanding voting securities and desire to approve the Reverse Stock Split.

NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Corporation hereby approve the Reverse Stock Split of the Corporation’s issued and outstanding shares of Common Stock, pursuant to which each stockholder of record shall receive one (1) share of Common Stock for each five hundred (500) shares of Common Stock held, effective upon FINRA processing of the action;

RESOLVED FURTHER, that no fractional shares will be issued as a result of the Reverse Stock Split; stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Stock Split Ratio will be entitled to receive such number of shares of Common Stock rounded up to the nearest whole number;

RESOLVED FURTHER, that the Certificate of Change is hereby approved in its entirety; and

RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed, in the name and on behalf of the Corporation, to (i) execute, acknowledge, deliver, and file the Certificate of Change with the Nevada Secretary of State, (ii) submit all necessary documentation and requests to FINRA to process and effect the Reverse Stock Split, and (iii) take any and all other actions deemed necessary or appropriate to implement the Reverse Stock Split, including any required notifications, listings updates, or payments (if applicable);

RESOLVED FURTHER, that the officers of the Corporation are authorized to take any and all further actions and execute any further documents, certificates, or instruments necessary or advisable to carry out the intent and purposes of these resolutions;

RESOLVED FURTHER, that this written consent shall be added to the corporate records of the Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the stockholders of this Corporation.

This Action by Written Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned stockholders, constituting the holders of 90.30% of the outstanding shares of Common Stock of the Corporation, have executed this Action by Written Consent as of the date set forth below.

By:
Name:	Konstantinos Galanakis
Date:	________________
Number of Shares Held: 217,838,487
Percentage of Outstanding Shares: 52.56%

By:
Name:	Stavros Galanakis
Date:	________________
Number of Shares Held: 156,421,400
Percentage of Outstanding Shares: 37.74%